Exhibit 99.77B



                                                                  March 16, 2006



United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C. 20549

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent registered public accountants of Hemispherx Biopharma, Inc. and Subsidiaries (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2005 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 2005 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements  made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because we have not yet had sufficient time to complete the auditing procedures that we consider necessary in order to complete the audit.

Very truly yours,

/s/ BDO Seidman, LLP